Dear Stockholder:

We would like to provide an update on the Company’s accomplishments, as well as challenges over the past year, and to share with you our plans for 2013.

As we look back over the past year, we are proud of what we have been able to achieve. On Grandparents Day, September 9, 2012, we launched our newly designed website. Our membership increased from approximately 350,000 members to nearly 2 million members. We also experienced significant achievements in our social media endeavors, particularly on Facebook where we have been recognized as one of the Top 10 Most Shared Brands. We are excited about the engagements of Larry King and Deepak Chopra as spokespersons for the Company. We began to develop our insurance business by entering into agreements with Humana and a subsidiary of Starr International Company, Inc. We believe these relationships will help us grow our insurance business. We also began development of the “Grand Card” program and entered into a Card Issuance Agreement with JP Morgan Chase Bank N.A. While accomplishing all of the foregoing, we have continued to add new and exciting features to our website, including a travel section in partnership with Priceline. We also entered into a content agreement with Amazon.com under which we will be providing content for Amazon’s upcoming Senior Health Store.

Like most developing companies, we continue to face substantial financial challenges. Although our membership ranks have increased dramatically, our advertising revenue has significantly declined compared to the previous year. The significant decline is due in part to challenges facing the digital advertising industry in general, with oversaturation and pricing pressures for placement of advertising on the Internet. We continue to focus on creating more significant revenue opportunities in the insurance area, advertising and e-commerce and from the Grand Card. Although we have not been able to generate significant revenue from these endeavors to date, we expect our efforts will begin to come to fruition in 2013 and beyond. While we have made a strong effort to reduce our overhead, we continue to seek capital to fund ongoing operations. Since the beginning of the 4th quarter of 2012, we raised $950,000 under a secured bridge loan and an additional $600,000 on an unsecured basis, primarily from members of our Board of Directors and an advisor to the Company. Going forward, we will need to raise significant capital in order to successfully implement our business plans.

The following provides additional information about some of our accomplishments over the past year and what we hope to accomplish in 2013. This letter provides a summary of certain information about the Company. We strongly encourage you to read the reports we file with the SEC which can be found on our website or at www.sec.gov.

1. WE LAUNCHED OUR NEW WEBSITE

On Grandparents Day, we launched our new website for active grandparents which includes helpful and important information for various aspects of our members’ lives: Grandkids, Family & Relationships, Food & Leisure, Health & Wellbeing and Money & Work. We are continually working to develop and update the website and improve our content and product offerings.

2. WE SIGNED TWO INTERNATIONALLY RENOWNED SPOKESPERSONS

During 2012, we announced Larry King as our Spokesperson and Deepak Chopra as our Health and Wellbeing Guru. As grandparents, Larry and Deepak share our passion for strengthening family relationships and developing unique programs for the health and wellbeing of our members. We are excited to continue working with each of them to develop content for our website and promote our brand.

3. WE ROSE TO “TOP 10 MOST SHARED BRANDS” ON FACEBOOK

One of the best surprises for the company in 2012 was Track Social’s listing Grandparents.com as the # 8 brand on the Top Ten List of Facebook Most Shared Brands. Beyond joining the top 10 most shared list, our Facebook ‘engagement ratio’ continues to be among the top of the Facebook charts.

4. WE SIGNED AN INSURANCE MARKETING AGREEMENT WITH HUMANA

In 2012, we signed a marketing agreement with Humana MARKETPOINT, Inc., to bring individual health, dental, vision, and Medicare insurance products to our members, which we plan to market in 2013. We plan to announce additional new partnerships with other carriers in auto, home, life and other insurance products in 2013.

5. WE SIGNED A STRATEGIC ALLIANCE AGREEMENT WITH A SUBSIDIARY OF STARR INTERNATIONAL COMPANY

We entered into a Consulting Agreement with Starr Indemnity and Liability Company (“Starr”), a wholly owned subsidiary of Starr International Company, to provide consulting services and develop strategic business initiatives in the insurance arena so that we have the ability to better compete with AARP and other destination sites that offer insurance policies to the 50+ age demographic. Mr. Hank Greenberg, as Chairman of Starr, along with senior members of his management team, will help secure additional insurance carriers and promote the sale of policies through Grandparents.com.

6. WE CONTINUED TO DEVELOP THE GRAND CARD

In August 2012, we signed a Letter of Intent with OPUS Health (part of the French global group, Cegedim, S.A.) for development of the Grand Card, a VISA debit card that will bring our members instant cash rebates on prescriptions at pharmacies and retail establishments nationwide. We are hoping to finalize the OPUS Health agreement in the first or second quarter of 2013. The Grand Card is going to be issued by affinity card partners, much like co-branded credit cards. We also entered into a Card Issuance Agreement with JP Morgan Chase Bank N.A. We are currently in discussions with a number of Fortune 500 and other affinity card partners as prospective affinity card sponsors.

7. WE LAUNCHED THE GRAND SOCIAL APP

We launched our Grand Social App in January 2013 in Beta. We are working on creating our own “Grand Social Network™” with a PhotoVideogram App, initially developed for the iPhone, and which will include some of the features found on Facebook, Instagram and Pinterest. You can join the Beta test by downloading our Grand Social App from the App Store.

8. NEW PARTNERSHIPS

Finally, we recently entered into agreements with Amazon and Priceline. The agreement with Amazon will allow us to provide our content to Amazon’s new senior health store. This content partnership is intended to create awareness, traffic and additional membership in Grandparents.com.

In January 2013, we joined the Priceline Partner Network as “Grandparents.com Travel.” We are now featuring a complete collection of global travel services, including booking 245,000 hotels worldwide, car rental reservations worldwide, airline ticketing, and money-saving hotel and airline vacation packages.

THE FUTURE

In 2013, we will continue to develop exciting new programs for our members though strategic alliances, content partnerships and unique product offerings. With that said, we are focused primarily on three areas: First, we will strive to launch an insurance program that we can offer to our members and guests so that they can acquire insurance policies from one or more national carriers. Second, we are focusing on the Grand Card business. Finally, we will continue to try and increase advertising and e-commerce revenue on the website. As would be expected, we continuously work with our team to create new and initiative content for our members and guests to read and learn.

We appreciate your faith in us as your management team and assure you that we will continue to strive to turn our accomplishments into a healthy on-going and sustainable business.

Very truly yours,

Steve Leber
Chairman and Co-Chief Executive Officer